Exhibit 99.1
Article in the Pittsburgh Post-Gazette dated August 30, 2006
Is CSN the right fit for Wheeling-Pittsburgh?
Wednesday, August 30, 2006
By Len Boselovic, Pittsburgh Post-Gazette

Companhia Siderurgica Nacional was prepared to build a Kentucky steel mill until a few days before Christmas, when the Brazilian steelmaker found the missing link to its North American expansion dreams farther up the Ohio River.
What caught the eye of Marcos Lutz, CSN’s point man on the project, was a rolling mill at Wheeling, W.Va.-based Wheeling-Pittsburgh Steel.
The mill converts steel slabs into coils that can then be converted into higher-profit sheet products, a process CSN lacks. It has the slabs and a small plant in Terre Haute, Ind., that can make coils, but not the vital equipment in between. Wheeling-Pitt, on the other hand, can’t make enough slabs to keep its rolling mill humming all the time.
“Everything that is needed for Wheeling, we have, and everything that Wheeling has, we need,” says Mr. Lutz, 37, CSN’s managing director for infrastructure and energy.
Rather than build the Kentucky rolling mill, CSN is casting its lot with Wheeling-Pitt, a twice-bankrupt steelmaker that is also being pursued by Esmark, a Chicago area steel processor with the unusual objective of wanting to be a steel producer.
The battle for control of Wheeling-Pitt will come to a head Nov. 17, when its shareholders meet in suburban Pittsburgh to elect directors and vote on the proposed alliance with CSN. Esmark is offering its own slate of directors and intends to merge with Wheeling-Pitt if its nominees take over the board room.
Between now and then, CSN and Esmark will press their case to Wheeling-Pitt’s shareholders, who could end up owning a minority stake in their company no matter whose bid triumphs. Those shareholders include about 2,500 members of the United Steelworkers union who work for Wheeling-Pitt and are backing Esmark’s bid.
Mr. Lutz, who says he is a member of a union, believes the USW will eventually come around.
V.W.H. Campbell, Post-Gazette
Marcos Lutz, of Brazilian steelmaker CSN, talks about his company’s pursuit of Wheeling-Pittsburgh Steel yesterday.

“They will understand we are bringing good for the community,” he says. “I have a great impression of the Wheeling people, what they’ve been through. I think they’re very motivated.”
CSN would get a 49.5 percent stake in Wheeling-Pitt in exchange for contributing its Indiana plant and $225 million in convertible debt. Its stake could increase to 64 percent if the debt is converted to stock, a transaction that would require USW approval.
“We’d rather have a higher stake in the company, but 49.5 percent is enough,” Mr. Lutz says.
Wheeling-Pitt has turned in a spotty performance since emerging from a second bout of bankruptcy in 2003. It flourished as the industry roared back to prosperity in 2004, but lost $33.8 million last year. This year, better-than-anticipated second- quarter profits of $9.3 million offset a first-quarter loss of $2.1 million.
The subpar performance was blamed on equipment problems, including a balky steelmaking furnace that was the linchpin of the company’s reorganization. Other factors were restraints placed on the company by lenders, and rising costs for energy and raw materials.
Esmark holds Wheeling-Pitt Chairman and Chief Executive Officer James G. Bradley accountable and plans to fire him if it succeeds. Mr. Lutz says that given equipment and other handicaps, Mr. Bradley and management “have done a great job.”
Allying with Wheeling-Pitt is one component of a $5-billion plan that will double the Rio de Janeiro steelmaker’s steel output and expand its iron ore mine. Finding a U.S. market for many of those slabs is where Wheeling-Pitt comes in, Mr. Lutz says. CSN controls much of the Brazilian market for sheet products and has to look to other markets to grow.
“We need to expand abroad,” he says, adding that CSN foresees no problems in financing its expansion plans.
A foreign partner would be nothing new Wheeling-Pitt, which has joint ventures with companies from Russia, Japan and South Korea.
Wheeling-Pittsburgh’s Suitors

COMPANHIA SIDERURGICA NACIONAL
The Brazilian steelmaker earned $904 million in 2005 on revenue of $4.7 billion and production of 5.7 million tons. CSN would contribute its Terre Haute, Ind., steel processing plant and $225 million in convertible debt in exchange for a 49.5 percent stake in Wheeling-Pitt, leaving current stockholders with a 50.5 percent stake.
CSN could control 64 percent of Wheeling-Pitt within three years if the $225 million in debt is converted to stock, a move that would require approval of the United Steelworkers union.

ESMARK
The Chicago Heights, Ill., processor and distributor was founded in 2003 by former U.S. Steel executive James P. Bouchard and his brother. It expects to have 2006 pretax income of $33 million. Esmark is backed by Franklin Mutual Advisors and the USW. The company is proposing a slate of directors that includes former Alcoa president C. Frederick Fetterolf. If they are elected, Esmark would contribute its 10 plants and $200 million cash in exchange for a 64 percent stake in Wheeling-Pitt.